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                                                                    EXHIBIT 99.2

                      [CENTRAL GARDEN & PET COMPANY LOGO]

Fellow Central Stockholders:

   These are exciting times at Central Garden & Pet Company.

   As you may know, in March we announced our plans to spin off our lawn and garden distribution business into an independent public company--Central Garden Distribution Inc. This spin-off is a significant event in the history of our company.

   Focus is a powerful idea for both companies. The spin-off allows Central to focus on our most profitable businesses with the highest growth potential-- proprietary branded lawn and garden and pet supply products. At the same time it gives Garden Distribution an opportunity to function as a separate company under a dedicated management team.

   The spin-off will be completed on July 29, 2000. For every ten shares of Central common stock that you own as of July 10, 2000, you will become owner of one share of Central Garden Distribution common stock. For every ten shares of Central class B stock that you own as of July 10, 2000, you will become the owner of one share of Central Garden Distribution class B stock. Central will receive an opinion of counsel that the spin-off should be tax-free to U.S. stockholders.

   The enclosed information provides you with more detail about the spin-off. We encourage you to read these materials carefully to learn more about Central Garden Distribution and its future plans.

   What about our future plans? In the nineties Central has risen to the top of the lawn and garden and pet supplies products industries. Our aspirations, however, are much higher. We are determined to be among the best consumer products companies in the world. It's an ambitious goal--and with good reason. We have an outstanding financial foundation and enormous growth potential. We have the brands, like Pennington Seed, Four Paws, Kaytee and TFH, the strategy, and most of all, a talented team of people to get there.

   We look forward to our growth journey as the new Central Garden & Pet
Company.

   Best regards,

                                          /s/ William E. Brown
                                          William E. Brown
                                          Chairman of the Board and Chief
                                           Executive Officer